Issuer Free Writing Prospectus Filed Pursuant to Rule 433

supplementing the

Preliminary Prospectus Supplement dated February 18, 2026

Registration No. 333-277039

MARRIOTT INTERNATIONAL, INC.

$600,000,000 4.500% Series WW Notes due 2033

$850,000,000 5.100% Series XX Notes due 2038

PRICING TERM SHEET

Dated: February 18, 2026

4.500% Series WW Notes due 2033

Issuer:	Marriott International, Inc. (the “Company”)

Anticipated Ratings (Moody’s / S&P)*:	Baa2 / BBB

Security:	4.500% Series WW Notes due 2033 (the “Series WW Notes”)

Aggregate Principal Amount:	$600,000,000

Maturity Date:	May 1, 2033

Coupon:	4.500%

Interest Payment Dates:	May 1 and November 1, commencing on November 1, 2026

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	99.077% of the principal amount

Benchmark Treasury:	4.000% due January 31, 2033

Benchmark Treasury Price / Yield:	100-29 / 3.850%

Spread to Benchmark Treasury:	80 basis points

Yield to Maturity:	4.650%

Optional Redemption Provisions:	Prior to March 1, 2033 (two months prior to the maturity date of the Series WW Notes) (the “Series WW Par Call Date”), the Company may redeem the Series WW Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Series WW Notes discounted to the redemption date (assuming the Series WW Notes matured on the Series WW Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Series WW Notes to be redeemed, plus, in either case, accrued and unpaid interest on the Series WW Notes to the redemption date.

On or after the Series WW Par Call Date, the Company may redeem the Series WW Notes, in whole or in part, at any time and from time to time, at its option, at a redemption price equal to 100% of the principal amount of the Series WW Notes being redeemed plus accrued and unpaid interest on the Series WW Notes to the redemption date.

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated February 18, 2026.

Trade Date:	February 18, 2026

Expected Settlement Date**:	February 20, 2026 (T+2)

CUSIP / ISIN:	571903 BY8 / US571903BY80

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

Deutsche Bank Securities Inc.

Citigroup Global Markets Inc.

Fifth Third Securities, Inc.

Goldman Sachs & Co. LLC

BofA Securities, Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Scotia Capital (USA) Inc.

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Senior Co-Managers:

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

ICBC Standard Bank Plc

Loop Capital Markets LLC

NatWest Markets Securities Inc.

PNC Capital Markets LLC

Siebert Williams Shank & Co., LLC

Standard Chartered Bank

TD Securities (USA) LLC

UniCredit Capital Markets LLC

5.100% Series XX Notes due 2038

Issuer:	Marriott International, Inc. (the “Company”)

Anticipated Ratings (Moody’s / S&P)*:	Baa2 / BBB

Security:	5.100% Series XX Notes due 2038 (the “Series XX Notes”)

Aggregate Principal Amount:	$850,000,000

Maturity Date:	May 1, 2038

Coupon:	5.100%

Interest Payment Dates:	May 1 and November 1, commencing on November 1, 2026

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	99.221% of the principal amount

Benchmark Treasury:	4.125% due February 15, 2036

Benchmark Treasury Price / Yield:	100-10+ / 4.085%

Spread to Benchmark Treasury:	110 basis points

Yield to Maturity:	5.185%

Optional Redemption Provisions:	Prior to February 1, 2038 (three months prior to their maturity date) (the “Series XX Par Call Date”), the Company may redeem the Series XX Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Series XX Notes discounted to the redemption date (assuming the Series XX Notes matured on the Series XX Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Series XX Notes to be redeemed, plus, in either case, accrued and unpaid interest on the Series XX Notes to the redemption date.

On or after the Series XX Par Call Date, the Company may redeem the Series XX Notes, in whole or in part, at any time and from time to time, at its option, at a redemption price equal to 100% of the principal amount of the Series XX Notes being redeemed plus accrued and unpaid interest on the Series XX Notes to the redemption date.

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated February 18, 2026.

Trade Date:	February 18, 2026

Expected Settlement Date**:	February 20, 2026 (T+2)

CUSIP / ISIN:	571903 BZ5 / US571903BZ55

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

Deutsche Bank Securities Inc.

Citigroup Global Markets Inc.

Fifth Third Securities, Inc.

Goldman Sachs & Co. LLC

BofA Securities, Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Scotia Capital (USA) Inc.

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Senior Co-Managers:

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

ICBC Standard Bank Plc

Loop Capital Markets LLC

NatWest Markets Securities Inc.

PNC Capital Markets LLC

Siebert Williams Shank & Co., LLC

Standard Chartered Bank

TD Securities (USA) LLC

UniCredit Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect to deliver the notes against payment for the notes on or about February 20, 2026, which will be the second business day following the date of the pricing of the notes (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade their notes prior to the business day before settlement will be required, by virtue of the fact that the notes initially will settle in T+2, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade their notes prior to the business day before settlement should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at 1-800-503-4611, Citigroup Global Markets Inc. at 1-800-831-9146, Fifth Third Securities, Inc. toll-free at 1-800-416-8714 or Goldman Sachs & Co. LLC at 1-866-471-2526.